Employment Agreement

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of March 1, 2008 (the “Effective Date”) by and between Zulu Energy Corp., a Colorado corporation (the “Company”) and Keith Reeves, an individual (“Employee”).

WHEREAS, the Company desires to retain the services of Employee as set forth herein, and

WHEREAS, Employee is willing to be employed by the Company as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Employment. Employee is hereby employed and engaged to serve the Company as Vice President, Exploration, or such additional titles as the Company shall specify from time to time with the consent of Employee, and Employee does hereby accept and agrees to such engagement and employment.

2. Duties. Employee’s duties shall be such duties and responsibilities as the Company, through its Board of Directors or otherwise, shall specify from time to time. Employee shall have such authority, discretion, power and responsibility, and shall be entitled to office, secretarial and other facilities and conditions of employment, as are customary or appropriate to Employee’s position. Employee shall diligently and faithfully execute and perform such duties and responsibilities, subject to the general supervision and control of the Company’s Board of Directors. Employee shall be responsible and report to the Company’s Board of Directors.

The Employee will devote his full time, attention, and energies to the Company’s business and, during the term of this Agreement, will not engage in any other business activity, except as set forth herein. Nothing in this Agreement shall preclude Employee from devoting time to the activities listed below, provided the activities (i) do not materially interfere with the performance of Employee’s duties and responsibilities under this Agreement; (ii) there is no conflict of interest with the interests of the Company, and (iii) if Employee receives direct compensation for an activity set forth in subsection (d), below, such activity has been disclosed in writing by the Employee and approved by the Company’s Chief Executive Officer (the “CEO”) as set forth herein:

(a)	serving as a director or member of a committee of any organization or corporation;

(b)	serving as a consultant in his area of expertise to government, industrial, and academic panels;

(c)	managing personal investments; or

(d)	engaging, directly or indirectly, in any other non-competing business.

Employee agrees to disclose in writing to the Company’s CEO any non-competing business activity for which Employee receives or shall receive direct compensation. Approval of such business activity shall be granted by the CEO within 30 (thirty) days of receipt of Employee’s disclosure unless the CEO determines, in good faith, that there is an irreconcilable conflict of interest or such activity materially interferes with Employee’s duties to the Company. Such activities shall be deemed approved if the CEO fails to respond to Employee’s disclosure within 30 (thirty) days of receipt of same.

3. Term. The term of this Agreement shall be ongoing unless terminated by either party pursuant to Section 13.

4. Compensation of Employee.

(a) Base Compensation. As compensation for the services provided by Employee under this Agreement, the Company shall pay Employee an annual salary in accordance with the Company's usual payroll procedures as follows:

(i)	So long as the Company secures cumulative financing totaling less than $5,000,000.00 (five million dollars), base compensation shall be $180,000[1] (one hundred eighty thousand dollars) per year;

(ii)
Immediately upon securing cumulative financing totaling $5,000,000.00 (five million dollars) – $10 million (ten millions dollars), base compensation shall be $240,000 (two hundred forty thousand dollars) per year;

(iii)	Immediately upon securing cumulative financing totaling more than $10 million (ten millions dollars), base compensation shall be $300,000 (three hundred thousand dollars) per year.

(b) Stock Options. Upon execution of this Agreement and at all times thereafter, the Company shall grant Employee options to purchase up to 1,500,000 (one million five hundred thousand) shares of the Company’s common stock with an exercise price equal to $1.00 per share. Upon the Company’s adoption of a qualified stock option plan, Employee may exchange such options for qualified options under the Company’s stock option plan, with vesting and terms to be in accordance with the stock option plan. The stock of the Company that is provided to Employee pursuant to this provision or any stock option plan shall be properly registered shares with the United States Securities and Exchange Commission.

(c) Phantom Stock Plan. In addition to the stock options set forth above, the Company agrees to credit Employee with 2,050,000 (two million fifty thousand) shares of stock, with 40% (forty percent) of such shares allocated on January 1, 2009; 30% (thirty percent) allocated on January 1, 2010; and the remaining 30% (thirty percent) allocated on January 1, 2011, as set forth in a separate Phantom Stock Plan. The Company agrees to provide a Phantom Stock Plan regarding such shares of stock to Employee within 30 (thirty) days of the Effective Date. Any stock of the Company that is provided to Employee pursuant to this provision shall be properly registered shares with the United States Securities and Exchange Commission.

(d) Signing Bonus. Employee shall receive a signing bonus of $100,000 upon execution of this Agreement.

(e) Annual Bonus. Employee shall be eligible to receive an annual bonus determined by the Board of Directors based on the performance of the Company and Employee.

(f) Automobile Allowance. In addition to the compensation set forth above, the Company shall provide Employee with $800.00 per month as an automobile allowance.

1 All references to monetary amounts in this Agreement shall be in United States dollars.

5. Benefits. Employee shall be entitled to participate in any and all Company benefit plans, in effect from time to time, including, but not limited to, pension and 401k plans, short-term disability, long-term disability, health, dental and vision insurance plans available to the Company's senior management executives and their dependents. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

6. Vacation, Sick Leave and Holidays. Employee shall be entitled to five (5) weeks of paid vacation, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies. All unused, accrued vacation can be carried into the next year. Remaining unused, accrued vacation time will be paid during the first quarter of the following year. In addition, Employee shall be entitled to such sick leave and holidays at full pay in accordance with the Company's policies established and in effect from time to time.

7. Business Expenses. The Company shall promptly reimburse Employee for all reasonable out-of-pocket business expenses incurred in performing Employee’s duties and responsibilities hereunder in accordance with the Company's policies, including reimbursement of no less than business class airfare on international flights and first-class airfare on domestic flights, provided Employee promptly furnishes to the Company adequate records of each such business expense. Such expenses shall be reimbursed in accordance with the Company’s regular reimbursement practices.

8. Location of Employee's Activities. The Company shall maintain its principal place of business at a fully operational office located in Sheridan, Wyoming area as determined by the Company’s Board of Directors. The Company shall maintain a secondary place of business at a fully operational office located in the metro Denver, Colorado area. The employee’s primary work location shall be the Sheridan, Wyoming office. The Company may open other offices in other locations, as necessary. The Company agrees to reimburse Employee for all reasonable travel expenses between such locations, including accommodations, mileage, and meal expenses. Employee will engage in such travel and spend such time in other places as may be reasonably necessary or appropriate in discharging Employee’s duties hereunder.

9. Confidential Information/Documents/Inventions.

(a) Confidential Information. Employee shall not, in any manner, for any reason, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known or otherwise made public by Company which affects or relates to the Company’s business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business, as necessary to joint venture partners or as required by applicable law. Confidential Information shall not include: (i) information obtained or which became known to Employee other than through his employment by the Company; (ii) information in the public domain at the time of the disclosure of such information by Employee; (iii) information that Employee can document was independently developed by Employee; (iv) information that is disclosed by Employee with the prior written consent of the Company; and (v) information that is disclosed by Employee as required by law, governmental regulation or court order. This provision shall survive the termination of this Agreement.

(b) Documents. All documents and materials furnished to Employee by the Company and relating to the Company’s business or prospective business are and shall remain the exclusive property of the Company. Employee shall deliver all such documents and materials and all copies thereof to the Company upon demand therefore and in any event upon termination of this Agreement.

(c) Inventions. All ideas, inventions, and other developments or improvements conceived or reduced to practice by Employee, alone or with others, during the term of this Agreement, during working hours, that are within the scope of the business of the Company or that relate to or result from any of Employee’s work or projects or the services provided by Employee to the Company pursuant to this Agreement, shall be the exclusive property of the Company. Employee agrees to assist the Company, at the Company’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of the Company. In consideration of said assistance, Company agrees to share with the Employee (and any others who conceived or reduced to practice an invention) a total of no less than 25% (twenty-five percent) of the portion of any net profits realized by the Company’s commercialization of said invention. This clause excludes all intellectual property work initiated prior to the execution of this Agreement.

10. Non-Compete. During the term of this Agreement and, if this Agreement is terminated pursuant to Section 13(a), for a period of six (6) months following the termination of this Agreement, Employee shall not: (a) engage directly or indirectly in any business or activity in Botswana, Africa which is substantially similar to any business or activity engaged in (or proposed to be engaged in) by the Company in Botswana; (b) engage directly or indirectly in any business or activity in Botswana, Africa competitive with any business or activity engaged in (or proposed to be engaged in) by the Company in Botswana; (c) solicit directly or indirectly any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of the Company, or attempting to do so; or (d) interfere directly or indirectly with any contractual or other relationship between the Company and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor. The parties agree that this restriction is reasonable as to time and geographic area. Any potentially competing activity is expressly excluded from application of this section if (a) Employee notifies Company of the nature and scope of the activity in advance of undertaking said activity and (b) Company consents to the undertaking of said activity by Employee upon notification of intent to undertake.

11. Injunctive Relief. Employee acknowledges and agrees that the covenants and obligations of Employee set forth in Sections 9 and 10 with respect to non-competition, non-solicitation, confidentiality and the Company’s property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations referred to in this Section 11. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity.

12. Survival of Sections 9, 10 and 11. Notwithstanding the foregoing, if this Agreement is terminated upon the dissolution of the Company, the filing of a petition in bankruptcy by the Company or upon an assignment for the benefit of creditors of the assets of the Company, Sections 9, 10 and 11 shall be of no further force or effect.

13. Termination. Employee’s employment hereunder shall terminate under the following circumstances and terms:

(a) Termination by Employee. Employee shall have the right to terminate this Agreement and his employment hereunder at any time for any reason during the term of this Agreement upon thirty (30) days’ written notice to the Company. Upon such termination, the Company shall pay Employee a cash lump sum equal to all accrued base salary through the date of termination plus all accrued vacation pay and bonuses, if any. Any shares of common stock, including phantom stock, or options granted to Employee that have not vested shall become immediately vested. If any stock granted to Employee is not registered as of the date of Employee’s termination, the Company shall register such shares within six (6) months following the date of Employee’s termination. All stock options shall be exercisable for three (3) years following the date of Employee’s termination.

(b) Termination by the Company. The Company shall have the right to terminate Employee’s employment as follows:

(i)
Without Cause. The Company shall have the right to terminate this Agreement and Employee’s employment hereunder without cause at any time upon thirty (30) days’ written notice. “Without cause” shall mean for no reason or any reason other than as set forth in subsection (b)(ii) below. If the Company terminates Employee without cause, the Company agrees to pay Employee a lump-sum separation fee at the time of termination equal to twelve (12) months salary plus benefits. Any shares of common stock, including phantom stock, or options granted to Employee that have not vested shall become immediately vested. If any stock granted to Employee is not registered as of the date of Employee’s termination, the Company shall register such shares within six (6) months following the date of Employee’s termination. All stock options shall be exercisable for three (3) years following the date of Employee’s termination.

(ii)
For Cause. The Company shall have the right to terminate this Agreement and Employee’s employment hereunder at any time for cause upon written notice. The term “for cause” shall mean Employee's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, willful violation of any law, rule or regulation relating to the operation of the business or to the Company, or a material breach by Employee of any provision of this Agreement. If Employee is terminated “for cause,” the written notice given hereunder by the Company to Employee shall specify in reasonable detail the cause for termination. If Employee is terminated “for cause” under this subsection (b)(ii), any shares of common stock or options granted to Employee that have not vested shall be terminated.

(c) Event of Sale, Merger or Change of Control. In the event of the sale, merger or change of control of the Company, or an agreement to sell, merge or change control of the Company during the term of this Agreement, the Company or its successor(s) agrees to immediately vest all unvested stock, including phantom stock, and options and offer Employee employment under the terms set forth herein, for a period of at least (12) months after the sale or merger closing date. If this employment extension is not given by the Company or its successor(s) and accepted by Employee, then the Company or its successor(s) shall comply with the termination provisions of Section 13(b)(i), above.

(d) Termination Upon Death. If Employee dies during the term of this Agreement, Employee’s estate shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of death and any shares of common stock, including phantom stock, or options granted to Employee by the Company, which shall become immediately vested. Employee’s estate shall have the right of option exercise of such shares for three (3) years following the Employee’s death. If any stock granted to Employee is not registered as of the date of Employee’s death, the Company shall register such shares within six (6) months following the date of Employee’s death. In the event of a merger, consolidation, sale, or change of control, the Employee’s rights hereunder shall be assigned to the surviving or resulting company, which company shall then honor this Agreement with Employee and Employee’s estate. In addition, if Employee dies during the term of this Agreement and Employee’s death occurs as a direct result of activities undertaken on behalf of the Company, in addition to any other insurance benefits available to Employee, the Company agrees to pay Employee’s estate a lump-sum amount equivalent to twelve (12) months salary from the date of Employee’s death.

(e) Termination Upon Disability. If, during the term of this Agreement, Employee suffers and continues to suffer from a “Disability” (as defined below), then the Company may terminate this Agreement by delivering to Employee 30 (thirty) calendar days’ prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the reasons for the Company’s determination of Disability. “Disability” shall mean Employee’s inability, with reasonable accommodation, to substantially perform Employee’s duties, services and obligations under this Agreement due to physical or mental illness or other disability for a continuous, uninterrupted period of one hundred and 180 (eighty) calendar days or 210 (two hundred and ten) days during any 12 (twelve) month period. Upon any such termination for Disability, Employee shall receive (i) a cash lump sum equal to all accrued base salary through the date of termination plus all accrued vacation pay and bonuses, if any; (ii) a lump sum amount equivalent to 12 (twelve) months of salary from the date of termination; and (iii) any shares of common stock, including phantom stock, or options granted to Employee that have not vested shall become immediately vested. All options shall be exercisable by the Employee’s estate for 3 (three) years following Employee’s termination. If any stock granted to Employee is not registered as of the date of Employee’s termination, the Company shall register such shares within 6 (six) months following the date of Employee’s termination.

14. Resignation as Officer. In the event that Employee’s employment with the Company is terminated for any reason, Employee agrees to immediately resign as an Officer and/or Director of the Company and any related entities. “Related entities” shall include subsidiaries, parents, and affiliates of the Company.

15. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to any applicable conflicts of law provisions.

16. Independent Legal Advice. The Company has requested that Employee obtain independent legal advice with respect to this Agreement before executing same. Employee, in executing this Agreement, represents and warranties to the Company that he has been so advised to obtain independent legal advice, and that prior to the execution of this Agreement he has so obtained independent legal advice, or has, in his discretion, knowingly and willingly elected not to do so.

17. Indemnification.

(a) The Company agrees that if Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Employee’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Employee shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation or bylaws or, if greater, by the laws of the State of Colorado, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith, and such indemnification shall continue as to Employee even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Employee’s heirs, executors and administrators. The Company shall advance to Employee to the extent permitted by law all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request, with appropriate documentation, for such advance. Employee shall repay the amount of such advance if it shall ultimately be determined that Employee is not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Employee that indemnification of Employee is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that Employee has not met such applicable standard of conduct, shall create a presumption that Employee has not met the applicable standard of conduct.

(c) The Company agrees to maintain at all times on behalf of Employee a Director & Officer Liability Insurance Policy issued by a nationally known insurance carrier in a reasonable amount for a comparably sized company in the industry.

(d) Promptly after receipt by Employee of notice of any claim or the commencement of any action or proceeding with respect to which Employee is entitled to indemnity hereunder, Employee shall notify the Company in writing of such claim or the commencement of such action or proceeding, and the Company shall (i) assume the defense of such action or proceeding, (ii) employ counsel reasonably satisfactory to Employee, and (iii) pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, Employee shall be entitled to employ counsel separate from counsel for the Company and from any other party in such action if Employee reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable. In such event, the reasonable fees and disbursements of such separate counsel for Employee shall be paid by the Company to the extent permitted by law.

(e) After the termination of this Agreement and upon the request of Employee, the Company agrees to reimburse Employee for all reasonable travel, legal and other out-of-pocket expenses related to assisting the Company to prepare for or defend against any action, suit, proceeding or claim brought or threatened to be brought against the Company or to prepare for or institute any action, suit, proceeding or claim to be brought or threatened to be brought against a third party arising out of or based upon the transactions contemplated herein and in providing evidence, producing documents or otherwise participating in any such action, suit, proceeding or claim. In the event Employee is required to appear after termination of this Agreement at a judicial or regulatory hearing in connection with Employee's employment hereunder, or Employee's role in connection therewith, the Company agrees to pay Employee a sum, to be mutually agreed upon by Employee and the Company, a daily fee and reasonable expenses for each day of his appearance and each day of preparation therefor.

18. Notices. All demands, notices, and other communications to be given hereunder, if any, shall be in writing and shall be sufficient for all purposes if personally delivered, sent by facsimile or sent by United States mail to the address below or such other address or addresses as such party may hereafter designate in writing to the other party as herein provided.

Company:	Employee:

Zulu Energy Corp.	Keith Reeves
122 N. Main Street	439 Upper Road
Sheridan, WY 82801	Sheridan, WY 82801
Fax: __________________________	Fax: __________________________

19. Successors. This Agreement is personal to Employee, and Employee’s duties hereunder shall not be assignable. This Agreement shall inure to the benefit of, and be enforceable by, Employee's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

20. Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors and legal representatives.

21. Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties. This Agreement is for the unique personal services of Employee and is not assignable or delegable, in whole or in part, by Employee. This Agreement may be assigned or delegated, in whole or in part, by the Company and, in such case, shall be assumed by and become binding upon the person, firm, company, corporation or business organization or entity to which this Agreement is assigned, subject to the provisions of section 13 (d). The headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and, in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

22. Enforcement of Agreement. If either party commences litigation to enforce any provision of this Agreement or to recover damages for breach hereof, the prevailing party shall be entitled to recover all expenses of litigation including, without limitation, reasonable attorneys’ fees.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ZULU ENERGY CORP.:		KEITH REEVES:

By:	/s/ Pierre Besuchet	/s/ Keith Reeves
Name:	Pierre Besuchet	Keith Reeves, Employee
Title:	Director